As filed with the Securities and Exchange Commission on August 25, 1995

                                        Registration No. 33-
                                                            ----------

--------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              WHITMAN CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                36-6076573
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
 incorporation or organization)

                                      2086
            (Primary Standard Industrial Classification Code Number)

                              3501 Algonquin Road
                        Rolling Meadows, Illinois 60008
                                 (708) 818-5000
              (Address, including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                WILLIAM B. MOORE
                 Vice President, Secretary and General Counsel
                              Whitman Corporation
                              3501 Algonquin Road
                        Rolling Meadows, Illinois 60008
                                 (708) 818-5000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    Copy to:

                                  Jim L. Kaput
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois 60603
                                 (312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following the box. / /







                        CALCULATION OF REGISTRATION FEE



   Title
  of Each                        Proposed       Proposed
 Class of                         Maximum        Maximum
Securities         Amount         Offering      Aggregate      Amount of
   to be            to be        Price Per      Offering     Registration
Registered      Registered(1)    Share(2)       Price(2)          Fee
----------      -------------    ---------      ---------     ------------

Common Stock
(without par
 value)         800,000 shares     $19.75     $15,800,000        $5,449

Preferred Share
Purchase Rights      (3)            (3)            (3)             (3)


(1) Also registered hereby are such additional and indeterminable number of shares as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of the Common Stock, without par value, of Whitman Corporation, as reported for New York Stock Exchange Composite Transactions on August 21, 1995, pursuant to Rule 457(c) under the Securities Act of 1933.

(3) Preferred Share Purchase Rights initially are carried and traded with the Common Stock of the Company. Value attributable to such rights, if any, is reflected in the market price of the Common Stock.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                              WHITMAN CORPORATION
                             CROSS-REFERENCE SHEET
                                    BETWEEN
                  ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS


Form S-4 Item Number and Caption               Location in Prospectus

A.   Information About the Transaction
     1.   Forepart of Registration Statement
          and Outside Front Cover of
          Prospectus                         Facing Page; Cross-Reference
                                             Sheet; Outside Front Cover
                                             Page of Prospectus
     2.   Inside Front and Outside Back
          Cover Pages of Prospectus          Inside Front Cover Page of
                                             Prospectus; Available
                                             Information; Incorporation of
                                             Certain Documents by Reference
     3.   Risk Factors, Ratio of Earnings
          to Fixed Charges and Other
          Information                        Incorporation of Certain
                                             Documents by Reference; The
                                             Company; Selected Consolidated
                                             Financial Data

     4.   Terms of the Transaction                         *
     5.   Pro Forma Financial Information                  *
     6.   Material Contracts with the
          Company Being Acquired                           *
     7.   Additional Information Required
          for Reoffering by Persons and
          Parties Deemed to Be Underwriters                *
     8.   Interests of Named Experts and
          Counsel                            Legal Matters; Experts
     9.   Disclosure of Commission Position
          on Indemnification for Securities
          Act Liabilities                                  *

B.   Information About the Registrant
     10.  Information with Respect to
          S-3 Registrants                    The Company
     11.  Incorporation of Certain
          Information by Reference           Incorporation of Certain
                                             Documents by Reference
     12.  Information with Respect to
          S-2 or S-3 Registrants                          *
     13.  Incorporation of Certain
          Information by Reference                        *
     14.  Information with Respect to
          Registrants Other Than S-3
          or S-2 Registrants                              *

C.   Information About the Company Being
     Acquired
     15.  Information with Respect to
          S-3 Companies                                   *
     16.  Information with Respect to S-2
          or S-3 Companies                                *
     17.  Information with Respect to
          Companies Other Than S-2 or
          S-3 Companies                                   *

D.   Voting and Management Information
     18.  Information If Proxies, Consents or
          Authorizations Are to Be Solicited              *
     19.  Information If Proxies, Consents or
          Authorizations Are Not to be
          Solicited or in an Exchange Offer               *

* Omitted since the answer is negative or the Item is not applicable upon the date of filing of this Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such Items under certain circumstances by means of a post-effective amendment to this Registration Statement or supplement to the prospectus contained herein.


                             SUBJECT TO COMPLETION
                             DATED  AUGUST 25, 1995


PROSPECTUS

                                 800,000 SHARES

                              WHITMAN CORPORATION

                                  COMMON STOCK

       This Prospectus relates to 800,000 shares of common stock, without par value (the "Common Stock"), which may be offered and issued by Whitman Corporation ("Whitman" or the "Company") from time to time in connection with the acquisition of businesses or properties. The consideration for such acquisitions will consist of shares of Common Stock, cash, notes or other evidence of indebtedness, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company's representatives and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may lease property from and enter into employment, management or consulting agreements and non-competition agreements with the former owners and key executive personnel of the businesses or properties to be acquired.

       It is anticipated that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, at or about the time of the closing of such acquisition, or during the period or periods prior to delivery of the shares.

       The Company's Common Stock is listed and traded on the New York, Chicago and Pacific Stock Exchanges.

                       ----------------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                The date of this Prospectus is August    , 1995.


       The Company does not expect to pay any underwriting discounts or commissions in connection with the offering or issuance of shares of Common Stock covered by this Prospectus.

       No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or any Prospectus Supplement in connection with any offering contemplated hereby or thereby and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained form the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

       Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the national securities exchanges on which the Common Stock is listed: New York Stock Exchange, 20 Broad Street, New York, New York 10005; Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), to which reference is hereby made.

                       ----------------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by Whitman with the Commission under the Exchange Act are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

       (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

       (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and

       (c) the descriptions of the Company's Common Stock and Preferred Share Purchase Rights contained in registration statements filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

       THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE UPON REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON FROM CORPORATE COMMUNICATIONS DEPARTMENT, WHITMAN CORPORATION, 3501 ALGONQUIN ROAD, ROLLING MEADOWS, ILLINOIS 60008, TELEPHONE: (708) 818-5000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

       Whitman is a holding company which conducts its business through three principal subsidiaries: Pepsi-Cola General Bottlers, Inc. ("Pepsi General"), Midas International Corporation ("Midas"), and Hussmann Corporation ("Hussmann"). The Company's principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, telephone
(708) 818-5000.

       In 1988, the Company changed its name from IC Industries, Inc. to Whitman Corporation and sold its aerospace and defense subsidiary (Pneumo Abex Corporation). In 1989, the Company spun off to its shareholders its railroad operations (Illinois Central Railroad Company). In 1991, the Company spun off to its shareholders all of the common stock of Pet Incorporated, a specialty foods company.

PEPSI GENERAL

       Pepsi General is the largest independent Pepsi bottler in the United States. Pepsi General packages and distributes Pepsi-Cola products, including Pepsi, Diet Pepsi, Caffeine Free Pepsi, Caffeine Free Diet Pepsi, Wild Cherry Pepsi, Mountain Dew, Diet Mountain Dew, Slice and All Sport, under exclusive franchises in markets in 12 states in the North-Central United States with a population of approximately 25 million people. Pepsi General also packages and sells other beverages in some markets, including Seven-Up, Dr Pepper, Dad's Root Beer, A & W Root Beer, Canada Dry, Hawaiian Punch, Ocean Spray and Lipton's Tea.

       Pepsi General's franchises grant it the exclusive right to produce and sell the products and use the related trade names and trademarks in the franchised territories. The franchises require Pepsi General, among other things, to purchase its concentrate requirements solely from the franchisor at prices established by the franchisor, and to promote diligently the sale and distribution of the franchised products. Packaging materials (bottles, bottle caps, cans, cartons and cases) are obtained from manufacturers approved by the franchisor and other items are purchased in the general market. The franchises are for an indefinite term and are subject to termination upon failure to comply with the provisions of the franchise agreement.

       Products are distributed by Pepsi General to retail outlets primarily by trucks operated by Pepsi General route salesmen. Pepsi General owns, leases or sells the vending machines which dispense its soft drink products in factories, offices, schools, stores, gasoline stations and other locations. Pepsi General's facilities include six bottling plants, three canning plants, three combination bottling/canning plants and more than 60 warehouse and distribution facilities.

       As the result of an agreement entered into in 1987, Pepsi General is 80% owned by Whitman and 20% owned by a subsidiary of PepsiCo, Inc. ("PepsiCo"), which is the franchisor of Pepsi-Cola products. While Pepsi General manages all phases of its operations, including pricing of its products, PepsiCo and Pepsi General exchange production, marketing, and distribution information.

       In 1994, PepsiCo granted Pepsi General a franchise for the distribution of Pepsi-Cola products in the western and northern areas of Poland for an initial term of 15 years. Pepsi General anticipates an investment of as much as $100 million over the next 5-8 years in Poland, and expects to incur losses in Poland over the next two to three years as this new venture is developed. Such losses are not expected to be material to the operating results of the Company during any such year.

MIDAS

       Midas operates the world's largest franchised dealer network specializing in under-the-car services. Midas services automotive exhaust systems, steering/suspension systems and brakes through approximately 2,575 franchised and company-owned shops operating in 14 countries.
Approximately 87% of the shops are franchised and the remainder are company-owned.

       Four domestic manufacturing plants produce nearly 1,800 different types of mufflers and more than 2,700 types of exhaust and tail pipes which will fit nearly 96% of the cars and light trucks - both foreign and domestic - on the road today in the U.S. The principal source of Midas' revenue is derived from its network of franchised and company-owned and operated retail shops. Midas collects an initial franchise fee and receives royalties based upon the franchisees' gross revenues. In addition, Midas generates revenues from the sale of manufactured mufflers and tubing, and from the resale of purchased parts (primarily brakes, shocks and front-end alignment components) to its franchisees. Midas also sells its manufactured exhaust system parts under other brand names to automotive parts distributors, jobbers and automobile accessory stores and its fabricated tube-bending equipment to jobbers and retail installers.

       Midas' warranty of mufflers, brakes and shocks is particularly important to its marketing program. Competitors include automotive service centers of retail chain stores, muffler shops, automotive dealers, gasoline stations and independent repair shops.

HUSSMANN

       Hussmann produces merchandising and refrigeration systems for supermarkets and other food stores. Products include refrigerated display cases, commercial/industrial refrigeration systems, storage coolers, bottle coolers, walk-in coolers, and heating, ventilating and air conditioning equipment. Hussmann is the market leader in North America, and has substantial operations in the United Kingdom. Its customers include independent and chain-owned supermarkets, other grocery stores and convenience/specialty stores.

       Hussmann operates 17 manufacturing facilities in the United States, Mexico, Canada and the United Kingdom, and also operates a number of branch facilities which sell, install and service Hussmann products. Hussmann products are marketed internationally by both Hussmann sales personnel and independent distributors.

       In December 1994, Hussmann established a joint venture in China with Luoyang Refrigeration Machinery Factory to produce refrigeration systems and food display cases. Hussmann has a 55% interest in the joint venture, and will initially invest $5.5 million for state-of-the-art production systems in China. The joint venture began production of cases designed by Hussmann in May, 1995.

                                  THE OFFERING

       The securities of the Company which may be offered from time to time by this Prospectus consist of up to 800,000 shares of Common Stock which the Company proposes to issue in connection with the acquisition of businesses or properties. The Common Stock to be issued hereunder will be freely transferable under the Securities Act, except for shares of Common Stock issued in connection with an acquisition to any person deemed to be an affiliate of an acquired business or property for purposes of Rule 145 under the Securities Act at the time of any such acquisition.

       Generally, such affiliates may not sell their shares of Common Stock acquired in connection with an acquisition except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

       The shares of Common Stock that may be offered by this Prospectus will ordinarily be issued as consideration paid by the Company upon the acquisition of one or more businesses or properties. The consideration for acquisitions will consist of shares of Common Stock, cash, notes or other evidence of indebtedness, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may lease property from and enter into employment, management or consulting agreements and non-competition agreements with the former owners and key executive personnel of the businesses or properties to be acquired.

       It is anticipated that shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, at or about the time of the closing of such acquisition, or during the period or periods prior to delivery of the shares. Other than the businesses or properties acquired, there will be no proceeds to the Company from such transactions.


                      SELECTED CONSOLIDATED FINANCIAL DATA

       The following is a summary of certain financial information of the Company and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and consolidated financial statements, including notes thereto, management's discussion and analysis and the auditor's report incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the financial statements, notes thereto and management's discussion and analysis incorporated herein by reference to the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995. This information has been derived from consolidated financial statements of the Company which, except for the interim periods, have been audited and reported upon by KPMG Peat Marwick LLP, Independent Auditors. The unaudited consolidated interim period financial statements include, in the opinion of the Company's management, all adjustments necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

                                          Six Months Ended
                                              June 30,                    Year Ended December 31,
                                         ------------------- -------------------------------------------------
                                           1995      1994     1994(2)    1993      1992      1991     1990(7)
                                         --------  --------  --------  --------  --------  --------  --------
                                                                 (In millions, except per share amounts)
OPERATING RESULTS:
------------------
Sales and Revenues                      $1,329.1  $,1220.4  $2,658.8  $2,529.7  $2,388.0  $2,393.3  $2,305.0

Operating Income before Restructuring
  Charges                                  143.9     136.7     326.8     305.3     274.4     271.8     232.4

Restructuring Charges                       --        --        --        --        --        --       170.8

Operating Income                           143.9     136.7     326.8     305.3     274.4     271.8      61.6

Income (Loss) from Continuing Operations
  before Income Taxes                      103.3      91.7     212.7     212.2     170.6     161.7     (39.0)

Income (Loss) from Continuing Operations    52.0      45.6     106.4     106.4      92.1      80.4     (31.3)

  Net Income (Loss) Applicable to
     Common Stock                           52.0      45.6     103.2      78.2      59.8      97.6     (19.3)

PER SHARE DATA:
---------------
Income (Loss) from Continuing Operations $  0.49   $  0.43   $  1.00   $  0.99   $  0.86   $  0.76   $ (0.68)

Income (Loss) from Discontinued
  Operations(1)(3)(6)                        --        --      (0.03)      --      (0.30)     0.16      0.49

Extraordinary Loss from Early Retirement
  of Debt(4)                                 --        --        --      (0.04)      --        --        --

Cumulative Effect of Change in
  Accounting Principle(5)                    --        --        --      (0.22)      --        --        --

Net Income (Loss)                        $  0.49   $  0.43   $  0.97   $  0.73   $  0.56   $  0.92   $ (0.19)

Book Value per Common Share                 5.37      4.71      5.26      4.83      4.47      4.32      8.29

Cash Dividends per Common Share          $  0.18   $  0.16   $  0.33   $  0.29   $ 0.255   $ 0.445   $  1.05

BALANCE SHEET DATA:
-------------------
Total Assets                             $2,297.0 $2,090.8  $2,135.4  $2,103.2  $2,062.8  $2,123.0  $3,347.3

Long-Term Debt                             868.7     737.9     723.0     749.3     791.8     895.9   1,643.4

Total Debt                                 915.6     827.9     813.0     839.3     900.5   1,006.1   1,687.5

Total Shareholders' Equity(6)              562.3     495.0     552.6     517.0     478.5     461.9     854.0


(1) In 1994, the Company recorded a $3.2 million after-tax charge to discontinued operations. This charge was a result of an on-going evaluation of the Company's potential liabilities for environmental claims which principally related to previously sold subsidiaries. As a result of additional claims, additional information and experience concerning possible remediation costs, as well as continuing legal, consulting and other related expenses, the Company provided $46.8 million ($29.9 million after taxes) for additional estimated expenses relating to these potential environmental liabilities. The charge also reflected settlement of the Company's income tax audits for the years 1980-1987 with the Internal Revenue Service ("IRS"), which included some large potential claims for issues related to previously discontinued operations. As a result of these settlements, the Company has restored to income amounts of tax accruals no longer deemed necessary.

(2) In 1994, the Company also adjusted its investment in Northfield to reflect the then current market value. The market value of the Northfield investment, based upon quoted market prices at that time, was lower than the purchase cost by $24.2 million. This unrealized loss, after reflecting deferred tax benefits of $8.7 million, resulted in a non-cash charge to income of $15.5 million, or $0.15 per share.

(3) In 1993, the Company settled a lawsuit filed by the Middleby Corporation against the Company's Hussmann Corporation subsidiary for $19.5 million in cash and certain other concessions. The suit related to the 1989 sale of Hussmann's food-service equipment operations. Provisions for the lawsuit and related expenses (after taxes), along with additional income taxes and other expenses associated with previously discontinued operations were reflected in 1992 as part of discontinued operations.

(4) During 1993, the Company also redeemed the entire issue of $95.8 million 7-1/4% split currency bonds (effective interest rate of 12.6%) originally due September 27, 1997 for $101.9 million. After related expenses and fees, this early extinguishment of debt resulted in an after-tax loss of $4.2 million or $0.04 per share. This loss was reported separately as an Extraordinary Loss in the Company's Consolidated Income Statement. The proceeds for redemption came from seven to ten year notes with effective interest rates ranging from 6.25% to 7.5% issued during 1993.

(5) Also in 1993, the Company adopted Statement of Financial Accounting Standards No. 106, which, among other items, required the Company to reflect estimates of future costs for medical and survivor benefits for certain retirees in its financial statements. Previously, the costs of the Company's retiree medical and survivor benefit programs were recognized in the financial statements on a cash accounting basis. The cumulative effect of adopting this change in accounting principle as of January 1, 1993 resulted in an after-tax charge of $24.0 million and is reported as a separate component in the Company's Consolidated Income Statement.

     The Company also adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," during 1993. Adoption of Statement No. 109 did not have a significant effect on the Company's financial statements or results of operations. The 1993 increase in Federal tax rates, with its retroactive application to January 1993, did not have a material effect upon net income for the year.

(6)  In 1991, the Company distributed the common stock of its Pet
     Incorporated subsidiary to the shareholders of the Company resulting in a common stock dividend declaration of $514.8 million. The Company's financial statements were adjusted as of March 31, 1991, to reflect the results of Pet Incorporated in discontinued operations.

(7) In 1990, the Company announced a restructuring program designed to reduce costs, improve operating efficiencies and increase shareholder value. The program included, among other items, severance or early retirement of employees, acceleration of certain employee benefit programs, and the consolidation and elimination of certain production and other facilities. The restructuring program resulted in an after-tax charge of $105.4 million ($1.03 a share) and $44.0 million ($0.42 a share) to continuing and discontinued operations, respectively.


                           DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 262,500,000 shares, without par value, of which 2,500,000 shares are of a class designated as First Preferred Stock, 10,000,000 shares are of a class designated as Second Preferred Stock and 250,000,000 shares are of a class designated as Common Stock. Each share of Common Stock has attached to it one Preferred Share Purchase Right. The following description of the Common Stock, the Preferred Stock and Preferred Share Purchase Rights is qualified in its entirety by reference to the more complete description incorporated herein by reference and to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

     All outstanding shares of Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by the stockholders and may not cumulate votes. Thus, the owners of a majority of the Common Stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Subject to the rights of holders of any Preferred Stock which may be issued in the future, each share of outstanding Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation, dissolution or winding up of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. All shares of Common Stock have equal rights and preferences.

     As of July 31, 1995, there were issued and outstanding 104,837,336 shares of the Company's Common Stock.

PREFERRED STOCK

     The Board of Directors may from time to time issue the First Preferred Stock or Second Preferred Stock with such dividend, redemption, conversion, liquidation, sinking fund, voting rights and other provisions as may be permitted by law or the Company's Certificate of Incorporation. In January, 1989, in conjunction with its adoption of the Shareholder Rights Plan referred to below, the Board of Directors adopted a resolution creating a series of 2,500,000 shares of Second Preferred Stock designated as Junior Participating Second Preferred Stock (Series 1).

     As of July 31, 1995, none of the First Preferred Stock or Second Preferred Stock was issued and outstanding.

PREFERRED SHARE PURCHASE RIGHTS

     In 1989, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Junior Participating Second Preferred Stock (Series 1), without par value, of the Company at a price of $120 per one one-hundredth of a share of such Second Preferred Stock, subject to adjustment. The Rights will become exercisable if an Acquiring Person (as defined in the Shareholder Rights Plan) buys 15 percent or more of the Common Stock. In addition, if an Acquiring Person buys 15 percent or more of the Common Stock, each Right will entitle its holder (other than that buyer) to purchase a number of shares of the Common Stock having a market value of twice the Right's $120 exercise price. If the Company is acquired in a merger, each Right will entitle its holder to purchase a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price.

     Prior to the acquisition of 15 percent or more of the Common Stock, the Rights can be redeemed by the Board of Directors for one cent per Right. The Company's Board of Directors also is authorized to reduce the threshold to 10 percent or increase it to not more than 20 percent. The Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the per-share earnings of the Company. The Rights will expire on January 30, 1999.


                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by William B. Moore, Vice President, Secretary and General Counsel of the Company. Mr. Moore is an officer and full-time employee of the Company and owns, and holds options to purchase, shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

No person is authorized to give any
information or to make any
representations other than those
contained or incorporated by
reference in this Prospectus or any
Prospectus Supplement in connection
with any offering contemplated
hereby or thereby and, if given or                  WHITMAN
made, such information or                         CORPORATION
representations must not be relied
upon as having been authorized.
Neither this Prospectus nor any
Prospectus Supplement constitutes
an offer to sell or a solicitation
of an offer to buy any securities
other than the registered
securities to which it relates or                --------------
an offer to sell or a solicitation                 PROSPECTUS
of an offer to buy such securities               --------------
in any jurisdiction to any person
to whom it is unlawful to make such
offer or solicitation in such
jurisdiction.  Neither the delivery
of this Prospectus or any
Prospectus Supplement nor any sale
made hereunder or thereunder shall,
under any circumstances, create any
implication that there has been no               -------------
change in the affairs of the                     Common Stock
Company since the date hereof or             (without par value)
thereof, or that the information                 -------------
contained or incorporated by
reference herein or therein is
correct as of any time subsequent
to its date.



TABLE OF CONTENTS
-----------------
Available Information
Incorporation of Certain
  Documents by Reference                         August   , 1995
The Company
The Offering
Selected Consolidated
  Financial Data
Description of Securities
Legal Matters
Experts


                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the Company's By-Laws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article NINTH of the Company's Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

          Directors and officers of the Company are insured, at the expense of the Company, against certain liabilities which might arise out of their employment and which might not be indemnified or indemnifiable under the By-Laws. The primary coverage is provided by a Directors and Officers Liability Insurance Policy in customary form having a three-year term. Certain excess coverage is provided by other carriers under policies providing for annual renewals. The coverage also applies to directors and officers of subsidiaries of the Company of which the Company has majority ownership. No deductibles or retentions apply to individual directors or officers.

Item 21.  Exhibits and Financial Statement Schedules.

          The following documents are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference to the file number indicated.


Exhibit
Number                        Description
-------                       -----------
*4 Indenture dated as of January 15, 1993, between Whitman Corporation and The First National Bank of Chicago, Trustee (incorporated by reference to File No. 1-4710, Annual Report on Form 10-K for the year ended December 31, 1992,
          Exhibit 4(a))

 5        Opinion of William B. Moore, Esq.

23(a)     Consent of KPMG Peat Marwick LLP

23(b)     Consent of William B. Moore, Esq. (included in Exhibit 5)

24        Powers of Attorney


Item 22.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The undersigned registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from Section 5 of the Securities Act, absent the existence of other similar (prior or subsequent) transactions.


                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 25th day of August, 1995.

                              WHITMAN CORPORATION



                              By:   /s/ William B. Moore
                                   -------------------------------------
                                   William B. Moore
                                   Vice President, Secretary and General
                                   Counsel

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 25, 1995.

     Signature                          Title

          *
--------------------------              Chairman and Chief Executive
Bruce S. Chelberg                       Officer and Director

          *                             Executive Vice President
--------------------------              (Principal Financial Officer)
Thomas L. Bindley

          *                             Senior Vice President-Controller
--------------------------              (Principal Accounting Officer)
Frank T. Westover

          *                             Director
--------------------------
Richard G. Cline

                                        Director
--------------------------
James W. Cozad

          *                             Director
--------------------------
Pierre S. du Pont

          *                             Director
--------------------------
Archie R. Dykes

          *                             Director
--------------------------
Helen Galland

          *                             Director
--------------------------
Jarobin Gilbert, Jr.

          *                             Director
--------------------------
Victoria B. Jackson

          *                             Director
--------------------------
Donald P. Jacobs

          *                             Director
--------------------------
Charles S. Locke


*By:  /s/ William B. Moore
     ---------------------
     William B. Moore
     Attorney-in-Fact


                               INDEX TO EXHIBITS


          The following documents are filed herewith or incorporated herein by reference. Documents indicated by an asterisk (*) are incorporated herein by reference to the file number indicated.


Exhibit
Number                        Description
-------                       -----------

*4 Indenture dated as of January 15, 1993, between Whitman Corporation and The First National Bank of Chicago, Trustee (incorporated by reference to File No. 1-4710, Annual Report on Form 10-K for the year ended December 31, 1992,
          Exhibit 4(a))

 5        Opinion of William B. Moore, Esq.

23(a)     Consent of KPMG Peat Marwick LLP

23(b)     Consent of William B. Moore, Esq.  (included in Exhibit 5)

24        Powers of Attorney